Exhibit 10.44

DTE Energy Company

Annual Incentive Plan

Overview

The Annual Incentive Plan (“Plan”) rewards eligible key executives of DTE Energy Company (“DTE”) and its Subsidiaries, as defined below, for accomplishment of financial and strategic objectives that improve DTE’s operating results and position DTE for long-term profitability and successful individual performance.

The Plan measures calendar year performance. The current year’s performance targets, performance measures and weights will be communicated annually. For purposes of the Plan, “Subsidiary” means a corporation, partnership, joint venture, limited liability company, unincorporated association or other entity in which DTE has a direct or indirect ownership or other equity interest.

Administration

The Plan shall be administered by the Special Committee on Compensation (“Committee”) of DTE’s Board of Directors (“Board”) or such other Board committee as may be designated from time to time by the Board, provided that any such committee is composed solely of individuals who are “Outside Directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulation promulgated thereunder. The Committee has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Committee with respect to the administration of the Plan shall be conclusive, subject to the limitations on the Committee’s action.

The Committee, on an annual basis, will establish and report to the Board of Directors the specific criteria for eligibility, the type and timing of awards and the manner of payment of awards, the performance measures and related weights to be used in computing award amounts, and the performance levels for each performance measure. The Board of Directors reserves the right to amend, suspend or terminate the Plan at any time; provided, however, that on or after the occurrence of a Change in Control, as defined below, no amendment, suspension or termination of the Plan may be made that adversely affects the rights of any person under an outstanding Award without his or her prior written consent.

Outstanding awards are not payable until such time as the Committee has certified that the performance measures and levels entitling an individual to payment have been satisfied; provided, however, that notwithstanding the foregoing or any other provision of the Plan, after a Change in Control, as defined herein, such certification is not required with respect to any award in respect of a Plan year ending prior to a Change in Control or any outstanding at the time of a Change in Control. The Committee reserves the right to reduce (by up to 100%) the amount payable under any award or cancel any outstanding award if, in its sole discretion, it determines that such reduction or cancellation is in DTE’s best interests. If such a determination is made, the Plan may be terminated or substantially modified resulting in the termination or decrease in any award made hereunder. Notwithstanding the foregoing or any other provision of the Plan, no award in respect of a Plan year ending prior to the occurrence of a Change in Control, as defined herein nor any award outstanding at the time of the Change in Control, may be reduced by the Committee, modified or canceled, nor may the Plan be terminated or substantially modified in a way that adversely affects such an award, following the occurrence of a Change in Control, without the affected participant’s written consent.

The Treasurer will be responsible for making award payments, for maintaining deferred accounts for award recipients, and for maintaining all necessary records regarding the valuation and payment of awards.

Eligibility

Any key executive of DTE or a Subsidiary shall become a participant in the Plan if selected to receive an award by the Committee.

Participation in the Plan does not guarantee continued employment with DTE or a Subsidiary.

Plan Year

The Plan year will be the calendar year.

Performance Measures, Levels and Weights

The applicable percentages, e.g., target, minimum and maximum percentages; measures of performance; weights; and performance levels for each performance measure, for each Plan year, will be established by the Committee in writing, and communicated to all employees who have been selected to receive an award, no later than 90 days after the beginning of the Plan year. The measures of performance established by the Committee may include objectives stated with respect to (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction, (iv) growth based on increasing sales or profitability of one or more business units, (v) performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group or similar benchmark selected by the Committee, (vi) earnings per share growth, (vii) employee satisfaction, (viii) nuclear plant performance achievement, (ix) return on equity, (x) economic value added, (xi) cash flow, (xii) earnings growth, (xiii) integration success, (xiv) diversity, (xv) safety, or (xvi) production cost or such other measures as may be selected by the Committee. Each of the performance objectives described in the preceding sentence may be stated with respect to the performance of DTE, a Subsidiary or a division of DTE or a Subsidiary.

Award Payment

The payment, if any, under an award will be made as soon as practicable following certification by the Committee that applicable performance measures and levels entitling an individual to payment have been satisfied, and a determination by the Committee of the amount of payment due. The Committee’s determination may reflect its discretion to reduce the amount of any award otherwise payable as a result of attainment of applicable performance measures. The maximum amount that may be paid under this Plan to any participant in a single calendar year is $6,000,000.

Notwithstanding the foregoing, following a Change in Control, no certification shall be required with respect to an award for a Plan year ending prior to the Change in Control or outstanding at the time of the Change in Control. If no such certification is made within 30 (thirty) days after the end of the year to which the award relates, payment shall be made on such 30th day. As provided above under “Administration,” following a Change in Control, the Committee shall not have the discretion to reduce the amount of any such award.

Deferral of Awards

Participants may defer the receipt of awards earned under this Plan in accordance with procedures established by the Committee from time to time. Deferred awards are fully vested.

Forfeiture

A participant whose employment with DTE and its Subsidiaries terminates prior to the end of a Plan year forfeits any award to which he or she may have been entitled for such Plan year unless the termination is the result of (i) disability (where disability is defined as being eligible to receive a benefit under a long-term disability plan of DTE or a Subsidiary), (ii) death or (iii) retirement (a) at or after age 55 with at least 10 years of service with DTE and its Subsidiaries or (b) at or after age 65. In the event of termination due to disability, death or retirement in accordance with the preceding sentence, a participant shall be eligible to receive a payment equal to a pro rata portion of the award he or she would have received absent his or her termination. The amount paid shall be (i) the amount of the award payable absent his or her termination, based on actual attainment of applicable performance measures, times (ii) a fraction, the numerator of which is the number of days in the year to which the award relates prior to the participant’s termination date, and the denominator of which is 365, subject to reduction in the Committee’s sole discretion based on the participant’s individual performance during his or her period of employment during the year of termination; provided, that no reduction shall be permitted following a Change in Control. Any such payment shall be made at the time the payment would have been made absent the termination.

Funding Status

Benefits under the Plan, including any deferred amounts, are payable solely from the general assets of the DTE and its Subsidiaries and shall remain unfunded and unsecured (under the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended) during the entire period of the Plan’s existence. Each participant and the participant’s spouse or beneficiary are merely general creditors of DTE and its Subsidiaries and the obligations of the DTE and its Subsidiaries hereunder are contractual and are not funded or secured in any way. Nothing herein, however, shall preclude DTE and its Subsidiaries from segregating assets which are intended to be a source of payment of benefits under the Plan, provided that such assets remain subject to the general creditors of DTE and any Subsidiary that is an employer of a participant.

Non-Alienability and Non-Transferability

The right of a participant and the participant’s spouse or beneficiary to payment of any benefit or deferred compensation hereunder shall not be alienated, assigned, transferred, pledged or encumbered and shall not be subject to execution, attachment or similar process. No participant may borrow against a deferred account established for his or her benefit hereunder. No account shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any employee. Any attempted assignment, pledge, levy or similar process shall be null and void and without effect.

Beneficiary Designation

Each eligible participant may name a beneficiary to whom awards under the Plan are to be paid in case of his or her death. Each designation revokes all prior designations by the eligible participant and shall be on a form prescribed by the Committee or its delegate and will be effective only when filed by the eligible participant with DTE. In the absence of any such designation, awards payable after the death of a participant shall be paid (i) to the participant’s beneficiary designated by the participant with respect to group life insurance maintained by DTE or a Subsidiary on the life of the participant, or, (ii) in the absence of a designated group life insurance beneficiary, to the participant’s estate.

Governing Law

The Plan shall be governed by the laws of the State of Michigan, except for its choice-of-law provisions.

Change In Control Definition

A change in control (“Change in Control”) for purposes of the Plan shall have occurred if at any time any of the following events shall occur:

(1)	The consummation of a transaction in which DTE is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such transaction, less than 55% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of DTE immediately prior to such transaction;

(2)	The consummation of a transaction in which DTE sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person and, as a result of such sale or transfer, less then 55% of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of DTE or a Subsidiary) by the holders of Voting Stock of DTE immediately prior to such sale or transfer; or

(3)	The approval by the shareholders of DTE of a complete liquidation or dissolution of DTE.

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